                                EXHIBIT 11

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                  (in thousands except per share amounts)


                             For The Three Months Ended December 31,
                                   1994                   1993
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              12,190      12,190      11,697      11,697
  Shares available under
     options                   375         394         486         507
  Issuable upon conversion
     of debentures             -         4,220         -         4,221
                           -------     -------     -------     -------
                            12,565      16,804      12,183      16,425
                           =======     =======     =======     =======

Weighted average common
  and common equivalent
  shares outstanding        12,565      16,804      12,183      16,425
                           =======     =======     =======     =======


Net earnings               $ 4,133     $ 4,133     $ 9,889     $ 9,889
Interest expense, net,
  on debentures                -           727         -           736
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $ 4,133     $ 4,860     $ 9,889     $10,625
                           =======     =======     =======     =======

Per share                  $   .33     $   .29     $   .81     $   .65
                           =======     =======     =======     =======

                                EXHIBIT 11

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                  (in thousands except per share amounts)

                               For The Nine Months Ended December 31,
                                   1994                   1993
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              12,128      12,128      11,619      11,619
  Shares available under
     options                   361         389         467         530
  Issuable upon conversion
     of debentures             -         4,220         -         3,963
                           -------     -------     -------     -------
                            12,489      16,737      12,086      16,112
                           =======     =======     =======     =======

Weighted average common
  and common equivalent
  shares outstanding        12,489      16,737      12,086      16,112
                           =======     =======     =======     =======


Net earnings               $12,237     $12,237     $29,381     $29,381
Interest expense, net,
  on debentures                -         2,182         -         2,076
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $12,237     $14,419     $29,381     $31,457
                           =======     =======     =======     =======

Per share                  $   .98     $   .86     $  2.43     $  1.95
                           =======     =======     =======     =======
